Exhibit 8.1

Hodgson Russ LLP
140 Pearl Street, Suite 100
Buffalo, NY 14202
Tel: 716.856.4000
May 19, 2010

Nayarit Gold Inc.
76 Temple Terrace, Suite 150
Lower Sackville, Nova Scotia, Canada B4C 0A7

Ladies and Gentlemen:

Re:	Registration Statement on Form S-4

We have acted as special United States tax counsel to Nayarit Gold Inc., an Ontario corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on April 1, 2010 with the Securities and Exchange Commission (the “Commission”), and amended on April 30, 2010 and May 19, 2010 with respect to contemplated transactions between the Company and Capital Gold Corporation.  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications under the captions “Summary of the Business Combination— Material U.S. Federal Income Tax Consequences of the Business Combination” and “Special Meeting of Stockholders of Nayarit—Certain Material U.S. Federal Income Tax Considerations” therein, we hereby confirm that, except as noted below, the opinions of Hodgson Russ LLP with respect to United States federal income tax matters are those opinions attributed to Hodgson Russ LLP expressed in the Registration Statement under the captions “Summary of the Business Combination— Material U.S. Federal Income Tax Consequences of the Business Combination” and “Special Meeting of Stockholders of Nayarit—Certain Material U.S. Federal Income Tax Considerations.”  The matters discussed under the caption “U.S. Tax Considerations if Nayarit Is or Was a PFIC” do not represent the opinion of Hodgson Russ LLP.  No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

Our opinions and tax discussion as set forth in the Registration Statement are based on the United States Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations (whether final, temporary, or proposed); Internal Revenue Service rulings and official pronouncements; and judicial decisions, all as in effect and available, as of the date of this opinion.  Any of the authorities on which our opinion is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.

We express no opinion other than that expressed herein.  This opinion is furnished to you solely for use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement in connection with references to this opinion and the sections in the Registration Statement entitled “Summary of the Business Combination— Material U.S. Federal Income Tax Consequences of the Business Combination” and “Special Meeting of Stockholders of Nayarit—Certain Material U.S. Federal Income Tax Considerations.”   In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

By:	/s/ HODGSON RUSS LLP
Hodgson Russ LLP